Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ecopetrol S.A.:

We consent to the incorporation by reference in the Registration Statement (No. 333-190198) on Form F-3 of Ecopetrol, S.A of our report dated April 29, 2013, with respect to the consolidated statements of Financial, Economic, Social and Environmental Activities, Changes in Stockholders’ Equity, and Cash Flows for the year ended December 31, 2012, which is included in this annual report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2014.

/s/ KPMG Limitada

Bogotá, Colombia
April 27, 2015